                                                                 Morgan Stanley
                                                                 Charter Series

      October 2006
      Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated November 8, 2006.

                                                      Issued: November 30, 2006

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                           INCEPTION-  COMPOUND
                                                                                                            TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006      RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %          %          %
--------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7     (5.0)      20.7       4.7
                                                                     (3 mos.)                    (10 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter Aspect..   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)    6.0       66.7       4.1
                 (10 mos.)                                                                       (10 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)    2.3       90.3       8.8
                                               (10 mos.)                                         (10 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter WCM.....    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    (3.6)       0.8       0.1
                                               (10 mos.)                                         (10 mos.)
--------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
October 2006

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of October 31, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $12.07   1.61%
                       ---------------------------------
                       Charter Aspect   $16.67   0.41%
                       ---------------------------------
                       Charter Graham   $19.03   0.80%
                       ---------------------------------
                       Charter WCM      $10.08   0.42%
                       ---------------------------------

 Detailed performance information for Charter Campbell and Charter Graham is located in the body of the financial report. For Charter Campbell and Charter Graham, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Limited Partners are reminded that effective September 15, 2006, Demeter Management Corporation ("Demeter"), the general partner of Charter MSFCM, decided to remove VK Capital, Inc. ("VK Capital") as the sole trading advisor to Charter MSFCM. Consequently, VK Capital ceased all futures interest trading on behalf of Charter MSFCM as of that date. Limited Partners are also reminded that effective September 30, 2006, Demeter, the general partner of Charter Millburn, decided to remove Millburn Ridgefield Corporation ("Millburn") as the sole trading advisor to Charter Millburn. Consequently, Millburn ceased all futures interests on trading on behalf of Charter Millburn as of that date.

 Effective December 1, 2006, Aspect Capital Limited will replace VK Capital as the sole trading advisor to Charter MSFCM, which has been renamed Morgan Stanley Charter Aspect L.P. Also, effective December 1, 2006, Winton Capital Management Limited will replace Millburn as the sole trading advisor to Charter Millburn, which has been renamed Morgan Stanley Charter WCM L.P.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER CAMPBELL L.P.

                                    [CHART]

                    Month ended          YTD ended
                 October 31, 2006      October 31, 2006
                 ------------------   ------------------
Currencies           2.22%                  -3.32%
Interest Rates      -0.88%                   0.88%
Stock Indices        1.70%                   3.98%
Energies            -1.25%                  -5.70%
Metals               0.11%                   2.26%

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the currency, global stock index and metals sectors. These gains were partially offset by losses incurred in the energy and global fixed-income sectors.

Within the currency markets, gains were experienced from long positions in the Australian dollar, British pound, Canadian dollar, and New Zealand dollar versus the U.S. dollar as the value of the U.S. dollar declined towards the latter half of the month after the U.S. Department of Commerce reported slower-than-expected growth in third quarter U.S. Gross Domestic Product, as well as a faster-than-expected decline in consumer core inflation. As a result, the likelihood of an increase in interest rates in the near-term was reduced. The value of the U.S. dollar dropped further after the U.S. Federal Reserve held interest rates steady on October 25.

MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)


Additional gains were recorded in the global stock index sector from long positions in European and U.S. stock index futures as prices moved higher amid declining energy prices and stronger-than-expected third-quarter earnings. U.S. equity index futures prices also rose amid favorable government reports, which showed few signs of increased inflationary pressure. Finally, U.S. equity prices increased after the U.S. Federal Reserve's decision to hold interest rates steady and its assessment that the U.S. economy will continue to expand in the near-term but at a slower pace. In addition, European equity index futures prices moved higher throughout the month due to consistent merger and acquisition activity, as well as strong performance in the automobile, industrial, and technology sectors.

Within the metals markets, gains were experienced from long positions in zinc futures as prices rose amid labor protests in producer countries and news that inventories tracked by the London Metal Exchange declined more-than-expected. Additionally, prices were pressured higher after the National Bureau of Statistics said that China's industrial production increased 16.1% in September from a year ago, reaffirming expectations that demand from China will stay strong.

A portion of the Fund's gains was offset by losses incurred in the energy sector from long futures positions in crude oil and its related products as prices weakened due to uncertainty regarding OPEC's plan to cut production, as well as a lower demand forecast.

Smaller losses were incurred from long positions in U.S. and Japanese fixed-income futures as prices moved lower during the beginning of the month amid overall strength in the equity markets. U.S. fixed-income futures prices declined further amid weak demand after U.S. economic reports confirmed expectations that the economy is still growing. Meanwhile, Japanese fixed-income prices declined after the quarterly Tankan survey showed business confidence unexpectedly improved to a two-year high last month and speculation the Bank of Japan may raise interest rates before year-end. Additional losses were recorded from newly established short positions in U.S. and Japanese fixed-income futures, as well as existing short positions in German and British fixed-income futures, as prices reversed higher towards the end of the month leading up to the much-expected U.S. Federal Reserve decision to keep interest rates unchanged at its October policy meeting, as well as weaker-than-expected U.S. Gross Domestic Product.

MORGAN STANLEY CHARTER GRAHAM L.P.

                                    [CHART]
                   Month ended          YTD ended
                 October 31, 2006      October 31, 2006
                 ------------------   -------------------
Currencies          -0.83%                 -7.30%
Interest Rates      -2.31%                  1.80%
Stock Indices        4.01%                  8.88%
Energies             0.16%                 -0.49%
Metals               0.41%                  3.07%
Agriculturals       -0.49%                 -2.02%


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the global stock index, metals, and energy sectors. These gains were partially offset by losses recorded in the global interest rate, currency, and agricultural markets.

Within the global stock index markets, gains were experienced from long positions in U.S., European, and Hong Kong equity index futures as prices advanced amid declining energy prices and stronger-than-expected third-quarter earnings. U.S. equity prices also rose amid favorable government reports, which showed few signs of increased inflationary pressure, as well as the U.S. Federal Reserve's decision to hold interest rates steady and its assessment that the U.S. economy will continue to expand in the near-term but at a slower pace. Additionally, European equity index futures prices moved higher throughout the month due to consistent merger and acquisition activity, as well as strong performance in the automobile, industrial, and technology sectors. Meanwhile, Hong Kong equity index futures prices reached record highs ahead of the world's largest initial public offering in China.

MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)


Smaller gains were recorded in the metals and energy sectors. Within the metals sector, long positions in zinc and aluminum futures recorded gains as prices rose amid labor protests in producer countries and news that inventories tracked by the London Metal Exchange declined more-than-expected. Additionally, prices were pressured higher after the National Bureau of Statistics said that China's industrial production increased 16.1% in September from a year ago, reaffirming expectations that demand from China will stay strong. Within the energy markets, gains were experienced from short futures positions in crude oil and its related products as prices weakened due to uncertainty regarding OPEC's plan to cut production, as well as a lower demand forecast.

A portion of the Fund's gains was offset by losses incurred in the global interest rate sector from long positions in U.S., Japanese, and German fixed-income futures as prices moved lower amid overall strength in the equity markets. U.S. fixed-income futures prices declined further amid weak demand after U.S. economic reports confirmed expectations that the economy is still growing. In addition, German fixed-income futures prices declined on speculation of another European Central Bank interest rate hike after government reports showed higher industrial production in France and Italy, while Japanese fixed-income futures prices fell after the quarterly Tankan survey showed business confidence unexpectedly improved to a two-year high last month and comments from Bank of Japan Deputy Governor Toshiro Muto, suggesting an interest rate hike is likely before year-end.

Additional losses were experienced in the currency sector from long positions in the U.S. dollar versus the Japanese yen, Swiss franc, South African rand, and euro as the value of the U.S. dollar declined towards the latter half of the month after the U.S. Department of Commerce reported slower-than-expected growth in third quarter U.S. Gross Domestic Product, as well as a faster-than-expected decline in consumer core inflation. As a result, the likelihood of an increase in interest rates in the near-term was reduced. The value of the U.S. dollar dropped further after the U.S. Federal Reserve held interest rates steady on October 25. Losses were also recorded from short positions in the Australian dollar relative to the euro as the Australian dollar strengthened at the beginning of the month after news of a better-than-expected construction performance index, which led investors to speculate that the Reserve Bank of Australia could increase rates in the near future.

Smaller losses were incurred in the agricultural complex from short positions in soybean meal futures as prices reversed higher amid large U.S. export sales and news of a smaller-than-expected crop from Brazil this year. Elsewhere, long positions in wheat futures recorded losses as prices fell as supply concerns eased on rainfall in the U.S. growing regions, as well as news that Pakistan planned to export wheat for the first time in three years.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED OCTOBER 31, 2006 (UNAUDITED)

                                    Morgan Stanley             Morgan Stanley             Morgan Stanley
                                 Charter Campbell L.P.       Charter Aspect L.P.        Charter Graham L.P.
                              --------------------------  ------------------------  --------------------------
                                           Percentage of             Percentage of               Percentage of
                                          October 1, 2006           October 1, 2006             October 1, 2006
                                             Beginning                 Beginning                   Beginning
                                Amount    Net Asset Value  Amount   Net Asset Value   Amount    Net Asset Value
                              ----------  --------------- --------  --------------- ----------  ---------------
                                  $              %           $             %            $              %
INVESTMENT INCOME
  Interest income (Note 2)     1,618,939         .41       524,821        .41        1,731,647        .41
                              ----------       -----      --------       ----       ----------       ----

EXPENSES
  Brokerage fees (Note 2)      1,971,911         .50         --           --         2,096,497        .50
  Management fees (Note 2&3)     870,928         .21         --           --           698,831        .16
                              ----------       -----      --------       ----       ----------       ----
   Total Expenses              2,842,839         .71         --           --         2,795,328        .66
                              ----------       -----      --------       ----       ----------       ----

NET INVESTMENT INCOME (LOSS)  (1,223,900)       (.30)      524,821        .41       (1,063,681)      (.25)
                              ----------       -----      --------       ----       ----------       ----

TRADING RESULTS
Trading profit (loss):
  Realized                    (7,997,772)      (2.03)     (985,394)      (.78)       5,611,647       1.34
  Net change in unrealized    15,557,187        3.94       985,233        .78       (1,206,706)      (.29)
                              ----------       -----      --------       ----       ----------       ----
   Total Trading Results       7,559,415        1.91          (161)       --         4,404,941       1.05
                              ----------       -----      --------       ----       ----------       ----

NET INCOME                     6,335,515        1.61       524,660        .41        3,341,260        .80
                              ==========       =====      ========       ====       ==========       ====

                                   Morgan Stanley
                                  Charter WCM L.P.
                              ------------------------
                                        Percentage of
                                       October 1, 2006
                                          Beginning
                               Amount  Net Asset Value
                              -------  ---------------
                                 $            %
INVESTMENT INCOME
  Interest income (Note 2)    173,289        .42
                              -------        ---

EXPENSES
  Brokerage fees (Note 2)        --          --
  Management fees (Note 2&3)     --          --
                              -------        ---
   Total Expenses                --          --
                              -------        ---

NET INVESTMENT INCOME (LOSS)  173,289        .42
                              -------        ---

TRADING RESULTS
Trading profit (loss):
  Realized                     (1,043)       --
  Net change in unrealized      1,615        --
                              -------        ---
   Total Trading Results          572        --
                              -------        ---

NET INCOME                    173,861        .42
                              =======        ===

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED OCTOBER 31, 2006 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------- ------------------------------------ ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $

Net Asset Value,
 October 1, 2006  33,191,981.503  394,382,259   11.88   7,618,803.380  126,514,399   16.61   22,211,760.207  419,299,356

Net Income              --          6,335,515     .19         --           524,660     .06         --          3,341,260
Redemptions         (676,480.287)  (8,165,117)  12.07    (361,255.970)  (6,022,137)  16.67     (423,706.555)  (8,063,136)
Subscriptions           --             --       12.07         --            --       16.67      427,533.633    8,135,965
                  --------------  -----------           -------------  -----------           --------------  -----------

Net Asset Value,
 October 31, 2006 32,515,501.216  392,552,657   12.07   7,257,547.410  121,016,922   16.67   22,215,587.285  422,713,445
                  ==============  ===========           =============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                    CHARTER WCM L.P.
                  --------------------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $

Net Asset Value,
 October 1, 2006   18.88   4,097,599.366  41,132,449   10.04

Net Income           .15         --          173,861     .04
Redemptions        19.03    (210,387.213) (2,120,703)  10.08
Subscriptions      19.03         --           --       10.08
                           -------------  ----------

Net Asset Value,
 October 31, 2006  19.03   3,887,212.153  39,185,607   10.08
                           =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect") (formerly Morgan Stanley Charter MSFCM L.P.), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (formerly Morgan Stanley
Charter Millburn L.P.) (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Effective October 16, 2006, Demeter entered into a management agreement with Aspect Capital Limited ("Aspect") to serve as the sole trading advisor to Charter Aspect effective December 1, 2006 and commence trading.
  Effective October 13, 2006, Demeter entered into a management agreement with Winton Capital Management Limited ("Winton") to serve as the sole trading advisor to Charter WCM effective December 1, 2006 and commence trading.
  In the interim, all of Charter Aspect's assets and Charter WCM's assets will be paid interest at the rate specified in the Charter Series currently effective prospectus, with your share of interest credited to your Units. No management, brokerage, or incentive fees will be charged during this interim period, given the absence of futures interests trading by Charter Aspect and Charter WCM.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Subsequent to September 15, 2006 for Charter Aspect and subsequent to September 30, 2006 for Charter WCM, no brokerage fees will be paid until December 1, 2006 when trading is expected to commence by Aspect and Winton, respectively. Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership except Charter Campbell are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. Effective September 30, 2006, Subscriptions for Units of Charter Aspect and Charter WCM will not be accepted until November 30, 2006 month-end closing when Aspect and Winton are expected to commence trading. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their investment among Charter Aspect, Charter Graham, and Charter WCM (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Effective September 30, 2006, Charter Aspect and Charter WCM will not accept any exchanges of Units from any other Charter Series of Funds until November 30, 2006 month-end closing when Aspect and Winton are expected to commence trading.
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Subsequent to September 15, 2006 for Charter Aspect and subsequent to September 30, 2006 for Charter WCM, no brokerage fees will be paid until December 1, 2006 when Aspect and Winton are expected to commence trading. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed.
Morgan Stanley DW pays interest on these funds as described in Note 1.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Effective as of September 15, 2006 for Charter Aspect and September 30, 2006 for Charter WCM, no management fees will be paid until December 1, 2006 when Aspect and Winton are expected to commence trading.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter Aspect prior to September 30, 2006, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter WCM.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

  Effective as of September 15, 2006 for Charter Aspect and September 30, 2006 for Charter WCM, no incentive fees will be paid until December 1, 2006 when Aspect and Winton are expected to commence trading.
  Effective December 1, 2006, Charter Aspect will pay the Trading Advisor a monthly incentive fee of 20% of trading profits earned by Charter Aspect as of the end of each calendar month.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to Net Assets as of the end of a calendar month, the Trading Advisor must recover such losses before that Trading Advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM will pay incentive fees to Aspect and Winton, respectively, based upon the performance of each Trading Advisor beginning December 1, 2006 without regard to any losses incurred by the prior Trading Advisor(s).

Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.

                    Demeter Management Corporation
                    330 Madison Avenue, 8/th/ Floor
                    New York, NY 10017
[LOGO] Morgan Stanley

ADDRESS SERVICE REQUESTED


[GRAPHIC] printed on recycled paper
CHT 38280-09
                                   PRESORTED
                               FIRST CLASS MAIL
                                 U.S. POSTAGE
                                     PAID
                                  PERMIT #374
                                 LANCASTER, PA